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                                                                     EXHIBIT 2.4


                            DATED: JANUARY 31, 2003






                  THIRD AGREEMENT TO AMEND SHARE SALE AGREEMENT

                                     BETWEEN

                          CONSOLIDATED WATER CO. LTD.

                                       AND

                   WILLIAM T. ANDREWS AND MARGARET D. ANDREWS
















                       CHARLES ADAMS, RITCHIE & DUCKWORTH
                                  ZEPHYR HOUSE
                                 P.O. BOX 709 GT
                                   MARY STREET
                                  GRAND CAYMAN
                                 CAYMAN ISLANDS


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                                                                     EXHIBIT 2.4

                  THIRD AGREEMENT TO AMEND SHARE SALE AGREEMENT


THIS THIRD AGREEMENT TO AMEND SHARE SALE AGREEMENT is made this 31st day of January, 2003


BETWEEN:

(1) CONSOLIDATED WATER CO, LTD., formerly Cayman Water Company Limited, of Trafalgar Place, West Bay Road, P.O. Box 1114 GT, Grand Cayman (hereinafter "the Purchaser") of the first part; and

(2) WILLIAM T. ANDREWS and MARGARET D. ANDREWS of 12 Chapel Road, Paget, PG 02, Bermuda (the "Vendors") of the second part.


WHEREAS:

The parties hereto entered into a Share Sale Agreement dated October 4, 2002 (the "Share Sale Agreement").

The Share Sale Agreement provided at Clause 9.8 that the Share Sale Agreement could be modified by an instrument in writing signed by the duly authorised representatives of the parties.

The Share Sale Agreement was amended to provide for a later completion date and the consequences thereof by an Agreement to Amend Share Sale Agreement dated November 29, 2002 and a Second Agreement to Amend Share Sale Agreement dated December 30,2002 (together the "Amending Agreements").

The completion of the Share Sale Agreement as amended by the Amending Agreements was made conditional on the happening of certain events on or before January 31, 2003, and the parties have agreed that the conditions precedent to the Share Sale Agreement as amended by the Amending Agreements are unlikely to be satisfied by that date and accordingly the parties have agreed to enter into this third amending agreement to provide for the later completion date and the consequences thereof.

NOW IT IS HEREBY AGREED as follows:-


1. Clauses 4.2, 4.3 and 5.1 of the Share Sale Agreement as amended by the Amending Agreement are each amended by deleting "January 31, 2003", wherever it appears, and substituting therefor "February 14, 2003".

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2.       Clause 3 of the Share Sale Agreement as amended by the Amending
         Agreements is deleted in its entirety and replaced with the following:

         "3.      PURCHASE CONSIDERATION

         3.1 The Purchase Price for the Shares shall be US$9,400,000.00, subject to adjustment pursuant to clauses 3.2 to 3.5 inclusive in the order that such clauses are set out below;

         3.2      The purchase price of US$9,400,000.00 provided for in clause
                  3.1 shall be adjusted (by increasing if the amount is positive or decreasing if the amount is negative the same as necessary) by an amount (if any) equal to "Total Current Assets of DesalCo Group" minus "Total Current Liabilities of DesalCo Group" as at the end of the calendar month immediately prior to Completion. "Total Current Assets of DesalCo Group" and "Total Current Liabilities of DesalCo Group" shall be determined from the consolidated balance sheet of the DesalCo Group as at the end of the calendar month immediately prior to Completion. These amounts shall be initially determined from the Company's balance sheet in its management accounts as at 31 December 2002 for the purpose of calculating the Initial Payment (as defined in clause 3.6 below) and, subsequently, shall be determined at the expense of the Purchaser by the Company's Auditors for the purposes of calculating the Adjusting Payment (as defined in clause 3.8 below).

         3.3      The purchase price of US$9,400,000.00 provided for in clause
                  3.1 as adjusted by clause 3.2 shall be further adjusted (by increasing if the amount is positive or decreasing if the amount is negative the same as necessary) by an amount equal to:

                  (i) 9.09% of "Actual Gross Equity of OCC" minus "Calculated Gross Equity of OCC" as at the end of the calendar month immediately prior to Completion; and

                  (ii) 7.14% of "Actual Gross Equity of OCBVI" minus "Calculated Gross Equity of OCBVI" as at the end of the calendar month immediately prior to Completion.

                  "Actual Gross Equity of OCC", "Calculated Gross Equity of OCC", "Actual Gross Equity of OCBVI" and "Calculated Gross Equity of OCBVI" shall have the meanings as defined in the TCF/NAMF Agreement.

         3.4 The parties agree that the purchase price of US$9,400,000.00 provided for in clause 3.1 as adjusted by clause 3.2 and clause 3.3 above is based on the assumption that the business of the Water Supply Companies (excluding for the purposes of this clause only, WCL), shall, from the end of the calendar month immediately prior to Completion until the date of


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                  Completion, be conducted and operated in its usual and normal manner and that they do not suffer or incur any extraordinary, non-recurring or unusual losses or expenses or make any dividend payments. To the extent that such losses or expenses are incurred or dividends paid during the period aforementioned, the purchase price of US$9,400,000.00 provided for in clause 3.1 as adjusted by clause 3.2 and clause 3.3 above shall be decreased as follows:

                  (a) to the full extent of the impact of such event on shareholders' equity of the DesalCo Group during the period aforementioned. Shareholders' equity of the DesalCo Group shall be as agreed by the parties and in the absence of agreement shall be determined in accordance with the following provisions hereof; and

                  (b) by 7.14% of the impact of such event on Actual Gross Equity of OCBVI during the period aforementioned as determined under the TCF/NAMF Agreement; and

                  (c) by 9.09% of the impact of such event on Actual Gross Equity of OCC during the period aforementioned as determined under the TCF/NAMF Agreement.

                  In the absence of agreement under sub-clause (a) above or determination of Actual Gross Equity of OCBVI or Actual Gross Equity of OCC under the TCF/NAMF Agreement by or on Completion the Purchaser may retain such amount of the Purchase Price as is reasonable and following Completion the amount of the decrease in the Purchase Price shall be determined as soon as reasonably possible at the expense of the Purchaser (i) by the Company's auditors (in the case of a reduction under sub-clause (a) above) or (ii) under the TCF/NAMF Agreement (in the case of a deduction pursuant to sub-clause (b) or (c) above). Within five (5) working days of such determination, in the event that the amount so retained exceeds the amount so determined the difference shall be paid by the Purchaser to the Vendors and in the event that the amount so retained is less than the amount so determined the difference shall be paid by the Vendors to the Purchaser.

         3.5 The Purchase Price of US$9,400,000.00 as provided for in clause 3.1, as adjusted by clauses 3.2 to 3.4 (inclusive) above shall be further adjusted by increasing the same by a simple interest factor calculated on the same at five rate of 10% per annum (based on a 365 day year) calculated daily for the period of July 1,2002 until the date of Completion.

         3.6 On Completion, an initial payment of the Purchase Price calculated based upon the management accounts described in clause 3.2 above (the "Initial Payment") shall be paid, at the option of the Vendors, by way of bankers


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                  draft drawn on a Cayman Islands class A licensed bank or wire transfer to such account as the Vendors may designate.

         3.7 In the event that the Purchaser completes the purchase of the shares held by BACO in WCL "within 180 days of Completion hereunder, the Vendors agree that they will pay to the Purchaser a sum equal to 1,911 multiplied by US$690.00 minus any lesser amount payable to BACO per share under such sale i.e. 1911 x {US$690 - BACO per share price). This clause shall survive Completion.

         3.8 Within 5 Business Days after the "Total Current Assets of DesalCo Group" and "Total Current Liabilities of DesalCo Group" have been determined by the Company's Auditors and the "Actual Gross Equity of OCC" and the "Actual Gross Equity of OCBVI" have been determined by OCC's Auditors and OCBVI's Auditors respectively pursuant to clause 3.2 and 3.3 or otherwise agreed between the parties an adjusting payment, calculated as the Purchase Price based upon such determination less the Initial Payment (the "Adjusting Payment"), shall be made by the Purchaser to the Vendors, if the Adjusting Payment is a positive amount, or by the Vendors to the Purchaser, if the Adjusting Payment is a negative amount. All determinations to be made by Auditors under clauses 3.2 and 3.3 shall be made within 60 days of Completion unless the parties have already agreed the relevant amounts between themselves.

         3.9 Notwithstanding anything to the contrary herein contained, all adjustments required by Clauses 3.2 to 3.5 inclusive to calculate the Purchase Price shall be made as if Completion had occurred on January 31, 2003."

3. Clause 5.7 of the Share Sale Agreement as amended by the Amending Agreements is amended to read as follows:

         "On Completion the Purchaser shall pay the Initial Payment as calculated pursuant to and in the manner as set out in clause 3.6.".

4. Except as expressly modified by this Agreement, the Share Sale Agreement as amended by the Amending Agreement continues in full force and effect according to its terms.



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AS WITNESS WHEREOF the parties hereto have set their hands the date first above written.

SIGNED for and on behalf of          )
Consolidated Water Co. Ltd.          )
by J.M. PARKER                       )
in the presence of:                  )
                                     )
                                     )
/s/ Frederick W. McTaggart           )   /s/ J. M. Parker
-----------------------------------     -----------------------------------
Witness



SIGNED by the Vendors                )
in the presence of:                  )  /s/ William T. Andrews
                                     )  -----------------------------------
                                     )  William T. Andrews
                                     )
/s/ Janette E. Campbell              )  /s/ Margaret D. Andrews
-----------------------------------     -----------------------------------
Witness                                 Margaret D. Andrews
JANETTE E. CAMPBELL
86 LANGBOURNE PLACE
LONDON E14 3WN
ENGLAND